EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports Second Quarter Results

Minneapolis, MN—August 4, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported sales of $19,161,000 for the second quarter of 2006 ended July 1, virtually unchanged from $19,142,000 in the year-earlier period.  ARCA’s net loss for this period came to $461,000 or $0.11 per share, compared to earnings of $404,000 or $0.09 per diluted share in the second quarter of 2005.

Same-store sales of the 12 ApplianceSmart factory outlets that were open during the complete second quarters of 2006 and 2005 declined 6%, while total retail sales fell by 1% to $16,110,000.  Second quarter recycling revenues of $2,515,000 were consistent with the previous year.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We believe rising interest rates and high fuel prices have affected the portion of ApplianceSmart’s business related to purchases of packages of appliances by people building new homes or remodeling their kitchens.  However, showroom traffic of value-conscious customers who are replacing an old or broken appliance has continued at solid levels.  Second quarter retail sales also were affected by the delayed opening of our new Stockbridge store in the Atlanta market due to permitting issues.  This store was initially scheduled to open in late February, and we have incurred a significant amount of normal start-up expenses without any offsetting sales volume.  The Stockbridge factory outlet now is expected to open in August, while our Lithia Springs outlet, ApplianceSmart’s fourth in the Atlanta market, is scheduled to open in September.  These pending store openings are strategically important, since Atlanta was our strongest performing retail market in the second quarter, with same-store sales up a strong 24% for this period.”

Regarding second quarter recycling revenues, Cameron said: “Revenues were affected by the delayed start of our new three-year contract with San Diego Gas & Electric Company, which was scheduled to commence during the second quarter.  Instead, this 2006-2008 program started in the third quarter.  The appliance recycling program that ARCA is handling for Southern California Edison Company performed at planned levels during the quarter.  As previously reported, ARCA signed a contract with Edison in June to handle appliance recycling operations for Edison’s 2006-2008 Appliance Recycling Program.  We expect to recycle approximately 55,000 old, inefficient but working refrigerators, freezers and room air conditioners during each year of this three-year contract, which covers substantially the same southern and central California territories that ARCA handled under Edison’s 2004-2005 program.  In another indication of renewed interest in residential energy conservation due to the current energy situation, we also received an appliance recycling contract in June from the Sacramento (California) Municipal Utility District.  This contract, which extends through the end of this year, is valued at approximately $1 million, and we expect to recognize these revenues in the third and fourth quarters of 2006.  Given the economic impact of high fuel costs on American consumers, we are anticipating increased recycling volumes and a renewed interest in energy efficiency programs over the balance of this year.”

ARCA’s second quarter results also were affected by legal expenses of approximately $200,000 related to ongoing patent litigation against JACO Environmental, Inc.  As previously reported, ARCA is seeking an injunction to prevent JACO from claiming that it obtained a valid patent on appliance recycling processes that ARCA believes is based on methods and processes it invented.  ARCA anticipates significant additional expenses related to this litigation in the third quarter.

Cameron added: “The impact of national economic conditions remains a concern.  Within this environment, controlling our operating expenses has become a top priority.”

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of July 2006, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in

San Antonio, Texas and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
2nd Quarter 2006 Results
(000’s omitted except for share amounts)

	Three months ended		Six months ended
	July 1	July 2	July1	July 2
	2006	2005	2006	2005
Revenues
Retail	$16,110	$16,285	$31,947	$31,196
Recycling	2,515	2,462	4,278	4,216
Byproduct	536	395	852	639
Total revenues	19,161	19,142	37,077	36,051

Cost of Revenues	13,483	12,988	26,175	24,794

Gross profit	5,678	6,154	10,902	11,257

Selling, General & Administrative Expenses	5,891	5,534	11,556	10,872
Operating income (loss)	(213)	620	(654)	385

Other Income (Expense)
Other income (expense)	8	1	5	(1)
Interest expense	(256)	(217)	(490)	(413)

Income (loss) before provision for (benefit of) income taxes	(461)	404	(1,139)	(29)

Provision for (Benefit of) Income Taxes	—	—	—	—

Net income (loss)	$(461)	$404	$(1,139)	$(29)

Basic Income (Loss) per Common Share	$(0.11)	$0.09	$(0.26)	$(0.01)

Diluted Income (Loss) per Common Share	$(0.11)	$0.09	$(0.26)	$(0.01)

Basic Weighted Average No. of Common Shares Outstanding	4,334	4,266	4,328	4,205

Diluted Weighted Average No. of Common Shares Outstanding	4,334	4,341	4,328	4,205

Appliance Recycling Centers of America, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
2nd Quarter 2006 Results
(000’s)

	July 1,	December 31,
	2006	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,970	$2,095
Receivables - net of allowance of $252,000	$2,872	$2,896
Inventories, net of reserves of $308,000 and $379,000 respectively	$13,029	$11,900
Deferred income taxes	$393	$393
Other current assets	$463	$449
Total Current Assets	$18,727	$17,733
Property and Equipment, at cost
Land	$1,140	$2,050
Building and Improvements	$2,261	$4,501
Equipment	$6,559	$6,299
	$9,960	$12,850
Less accumulated depreciation	$6,368	$6,798
Net property and equipment	$3,592	$6,052
Asset held for sales, net	$2,437	-
Other assets	$401	$356
Restricted cash	—	$350
Total Assets	$25,157	$24,491

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,745	$6,125
Current maturities of long term obligations	$295	$262
Accounts payable	$5,158	$3,868
Accrued expenses	$3,355	$3,541
Income taxes payable	$58	$58
Total Current Liabilities	$15,611	$13,854
Long-Term Obligations, less current maturities	$4,814	$4,823
Deferred Income Tax Liabilities	$393	$393
Total Liabilities	$20,818	$19,070

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,339,000 and 4,320,000 shares respectively	$14,897	$14,840
Accumulated Deficit	($10,558)	($9,419)
Total Shareholders’ Equity	$4,339	$5,421
Total Liabilities and Shareholders’ Equity	$25,157	$24,491